Exhibit 10.1
Execution Version
FIFTEENTH AMENDMENT TO CREDIT AGREEMENT

This FIFTEENTH AMENDMENT TO THE CREDIT AGREEMENT, dated as of August 18, 2025 (this “Fifteenth Amendment”), by and among LTF INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), LIFE TIME, INC. (formerly known as LIFE TIME FITNESS, INC.), a Minnesota corporation and successor in interest to LTF MERGER SUB, INC., as borrower (the “Borrower”), the Subsidiary Guarantors party hereto, DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and the 2025 Refinancing Term Loan Lenders (as hereinafter defined) party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below (as amended by this Fifteenth Amendment).
W I T N E S S E T H:
WHEREAS, the Borrower, Holdings, the Lenders from time to time party thereto and the Administrative Agent are parties to a Credit Agreement, dated as of June 10, 2015 (as amended by that certain Technical Amendment No. 1, dated as of July 21, 2015, that certain Technical Amendment. No. 2, dated as of September 14, 2015, that certain Third Amendment to the Credit Agreement, dated as of June 9, 2016, that certain Fourth Amendment to the Credit Agreement, dated as of January 27, 2017, that certain Fifth Amendment to the Credit Agreement, dated as of November 15, 2017, that certain Sixth Amendment to the Credit Agreement, dated as of November 29, 2017, that certain Seventh Amendment to the Credit Agreement, dated as of March 22, 2018, that certain Eighth Amendment to the Credit Agreement, dated as of January 22, 2021, that certain Ninth Amendment to the Credit Agreement, dated as of December 2, 2021, that certain Tenth Amendment to the Credit Agreement, dated as of May 9, 2023, that certain Eleventh Amendment to the Credit Agreement, dated as of December 6, 2023, that certain Twelfth Amendment to the Credit Agreement, dated as of June 27, 2024, that certain Thirteenth Amendment to the Credit Agreement, dated as of September 20, 2024, and that certain Fourteenth Amendment to the Credit Agreement, dated as of November 5, 2024, the “Credit Agreement”);
WHEREAS, on the date hereof, there are outstanding Term Loans under the Credit Agreement in an aggregate principal amount of $995,000,000 (the “Existing Term Loans”);
WHEREAS, in accordance with the provisions of Sections 2.15 and 10.01 of the Credit Agreement, the Borrower, Holdings, the Administrative Agent and the 2025 Refinancing Term Loan Lenders wish to amend the Credit Agreement to enable the Borrower to, among other things, refinance in full the aggregate amount of Existing Term Loans outstanding immediately prior to the Amendment No. 15 Effective Date (as defined below);
WHEREAS, pursuant to Section 2.15 of the Credit Agreement, the Borrower has requested that (i) the 2025 Refinancing Term Loan Lenders listed on the 2025 Refinancing Term Loan Commitment Schedule (as defined below) provide 2025 Refinancing Term Loans (as defined below) under the Credit Agreement and (ii) certain lenders who are currently Lenders with respect to Existing Term Loans under the Credit Agreement (each, a “Converting Lender”), convert all of their outstanding Existing Term Loans into 2025 Refinancing Term Loans (each such 2025 Refinancing Term Loan, a “Converting Term Loan”) in the same aggregate principal amount as such Converting Lender’s Existing Term Loan (or such lesser amount as specified by the Administrative Agent) simultaneously with the making of other 2025 Refinancing Term Loans hereunder (such Refinancing Term Loans and Converting Term Loans, collectively the “2025 Refinancing Term Loans” and each Lender that holds a 2025 Refinancing Term Loan, a “2025 Refinancing Term Loan Lender” and, collectively, the “2025 Refinancing Term Loan Lenders”) in an aggregate principal amount of $995,000,000; and
WHEREAS, the Borrower has appointed Deutsche Bank Securities Inc., BofA Securities, Inc., Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, U.S. Bank National Association, Mizuho Bank Ltd., Royal Bank of Canada, Goldman Sachs Bank USA, The Huntington National Bank and BNP Paribas Securities Corp as Arrangers in respect of the 2025 Refinancing Term Loans (each, a “2025 Refinancing Term Loan Arranger” and collectively, the “2025 Refinancing Term Loan Arrangers”).
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
SECTION 1.    Amendments to Credit Agreement.
(a)    2025 Refinancing Term Loans.
(i)    Subject to the satisfaction (or waiver) of the conditions set forth in Section 2 hereof and in reliance upon the representations and warranties set forth in Section 3 hereof, the 2025 Refinancing Term Loan Lenders severally, but not jointly, hereby agree to (x) make 2025 Refinancing Term Loans to the Borrower on the Amendment No. 15 Effective Date in the aggregate principal amount of such 2025 Refinancing Term Loan Lender’s 2025 Refinancing Term Loan Commitment (as defined below) and/or (y) convert their Existing Term Loans into 2025 Refinancing Term Loans pursuant to Section 6(f), as applicable.
(ii)    The Administrative Agent has prepared a schedule attached hereto as Schedule A (the “2025 Refinancing Term Loan Commitment Schedule”) which sets forth the “2025 Refinancing Term Loan Commitment” of each 2025 Refinancing Term Loan Lender set forth therein.
(iii)    The 2025 Refinancing Term Loans shall be designated as a new Class of Term Loans under the Credit Agreement, with terms and provisions identical to the Existing Term Loans, except as set forth herein.
(b)    Additional Credit Agreement Amendments. Each of the parties hereto agrees that, subject to the satisfaction (or waiver) of the conditions set forth in Section 2 hereof and upon the making of the 2025 Refinancing Term Loans, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex II hereto.
SECTION 2.    Conditions of Effectiveness of this Fifteenth Amendment. This Fifteenth Amendment shall become effective and each 2025 Refinancing Term Loan Lender shall disburse the 2025 Refinancing Term Loans to be made by it pursuant to Section 1(a) on the date (the “Amendment No. 15 Effective Date”) when the following conditions shall have been satisfied (or waived):
(a)    the Administrative Agent (or its counsel) shall have received (x) from the Borrower, Holdings, each Guarantor, the Administrative Agent, and each 2025 Refinancing Term Loan Lender,

counterparts of this Fifteenth Amendment signed on behalf of such parties and (y) from each Converting Lender, a Refinancing Lender Consent substantially in the form of Annex I hereto (the “Refinancing Lender Consent”) (in each case, including by way of facsimile or other electronic transmission);
(b)    substantially simultaneously with the making of the 2025 Refinancing Term Loans, the Borrower shall have paid, by wire transfer of immediately available funds (x) all reasonable and documented in reasonable detail costs, fees, out-of-pocket expenses (including the reasonable and documented in reasonable detail fees, disbursements and other charges of Davis Polk & Wardwell LLP in connection with this Fifteenth Amendment), and in the case of the costs and out-of-pocket expenses, to the extent invoiced at least one Business Day prior to the Amendment No. 15 Effective Date and (y) compensation and other amounts then due and payable pursuant to the Engagement Letter, dated as of August 11, 2025, by and between the Borrower and Deutsche Bank Securities Inc. and the Fee Letter (as defined in the Engagement Letter);
(c)    on the Amendment No. 15 Effective Date and after giving effect to this Fifteenth Amendment, and the making of the 2025 Refinancing Term Loans, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all of the representations and warranties of each Loan Party contained in this Fifteenth Amendment, the Credit Agreement and the other Loan Documents shall be true and correct in all material respects before and after the effectiveness of this Fifteenth Amendment and the making of the 2025 Refinancing Term Loans or the application of the proceeds thereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Amendment No. 15 Effective Date or such earlier date;
(d)    the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying compliance with the requirements of the preceding clause (c);
(e)    the Administrative Agent shall have received (x) no fewer than two Business Days prior to the Amendment No. 15 Effective Date a Committed Loan Notice, duly executed by the Borrower, for the Borrowing of the 2025 Refinancing Term Loans pursuant to this Fifteenth Amendment and (y) no fewer than three Business Days prior to the Amendment No. 15 Effective Date, a prepayment notice pursuant to (and in accordance with the terms of) Section 2.05(1)(a) of the Credit Agreement;
(f)    there shall have been delivered to the Administrative Agent (A) certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, and incumbency certificates, (B) a certificate of a Responsible Officer of the Borrower (which may be contained in the same certificate as the certificate delivered pursuant to the preceding clause (d)), certifying that since the Amendment No. 14 Effective Date, except as attached to such certificate, there have been no changes to the Organizational Documents of the Loan Parties and/or attaching copies of any such Organizational Documents that have changed since the Amendment No. 14 Effective Date and (C) a solvency certificate from a Responsible Officer of the Borrower (after giving effect to the 2025 Refinancing Term Loans) substantially in the form attached to the Credit Agreement as Exhibit I;
(g)    the Administrative Agent shall have received an opinion from (i) Latham & Watkins LLP, special New York counsel to the Loan Parties and (ii) Faegre Drinker Biddle & Reath LLP, special Minnesota counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent and the 2025 Refinancing Term Loan Lenders;

(h)    [reserved];
(i)    [reserved]; and
(j)    the Administrative Agent shall receive, simultaneously with such funding, funds sufficient to refinance in full the principal amount of all Existing Term Loans (other than Converting Term Loans) and pay, in connection therewith, all accrued and unpaid interest on all Existing Term Loans.
SECTION 3.    Representations and Warranties. To induce the Administrative Agent and the 2025 Refinancing Term Loan Lenders party hereto to enter into this Fifteenth Amendment and each Refinancing Lender Consent, each of the Borrower and Holdings represents and warrants to the Administrative Agent and the 2025 Refinancing Term Loan Lenders party hereto on and as of the Amendment No. 15 Effective Date:
(a)    all of the representations and warranties of each Loan Party contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Amendment No. 15 Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Amendment No. 15 Effective Date or such earlier date; and
(b)    no Default or Event of Default exists as of the Amendment No. 15 Effective Date, or would result from the making of the 2025 Refinancing Term Loans or the application of the proceeds therefrom.
SECTION 4.    Reaffirmation of Guaranty. Each Guarantor reaffirms its guarantee of the Guaranteed Obligations (as defined in the Guaranty) under the terms and conditions of the Guaranty and agrees that such guarantee remains in full force and effect and is hereby ratified, reaffirmed and confirmed. Each Guarantor hereby confirms that it consents to the terms of this Fifteenth Amendment, including, without limitation, the refinancing in full of the Existing Term Loans under the Credit Agreement in the form of 2025 Refinancing Term Loans and which constitute “Guaranteed Obligations” of such Guarantor under the Guaranty as amended by this Fifteenth Amendment. Each Guarantor hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound will continue to guarantee, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Guaranteed Obligations, including, without limitation, the payment and performance of all such applicable Guaranteed Obligations that are joint and several obligations of each Guarantor now or hereafter existing; (ii) acknowledges and agrees that its Guaranty and each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the Fifteenth Amendment; and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent and each Secured Party that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Guarantor to avoid or delay timely performance of its obligations under the Loan Documents (except to the extent such obligations constitute Excluded Swap Obligations (as defined in the Guaranty) with respect to such Guarantor).

SECTION 5.    Reaffirmation of Security Agreement.
(a)    Each Loan Party hereby acknowledges that it has reviewed and consents to the terms and conditions of this Fifteenth Amendment and the transactions contemplated hereby, including, without limitation, the refinancing in full of the Existing Term Loans under the Credit Agreement in the form of 2025 Refinancing Term Loans. In addition, each Loan Party reaffirms the security interests granted by such Loan Party under the terms and conditions of the Security Agreement to secure the Obligations and agrees that such security interests remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Loan Party hereby confirms that the security interests granted by such Loan Party under the terms and conditions of the Security Agreement secure each of the 2025 Refinancing Term Loans as part of the Obligations. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral (as defined in the Security Agreement) encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations, as the case may be, including, without limitation, the payment and performance of all such applicable Obligations that are joint and several obligations of each Loan Party now or hereafter existing, (ii) confirms its respective grant to the Collateral Agent for the benefit of the Secured Parties of the security interest in and continuing Lien on all of such Loan Party’s right, title and interest in, to and under all Collateral (as defined in the Security Agreement), whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Fifteenth Amendment), subject to the terms contained in the applicable Loan Documents, and (iii) confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is a party.
(b)    Each Loan Party acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Fifteenth Amendment.
SECTION 6.    Reference to and Effect on the Credit Agreement and the Loan Documents.
(a)    This Fifteenth Amendment shall constitute a Refinancing Amendment and a Loan Document under the Credit Agreement.
(b)    On and after the Amendment No. 15 Effective Date, (i) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Fifteenth Amendment, (ii) each 2025 Refinancing Term Loan Lender shall constitute a “Lender” under (and as defined in) the Credit Agreement after giving effect to this Fifteenth Amendment, (iii) the 2025 Refinancing Term Loans shall constitute “Closing Date Term Loans” under (and as defined in) the Credit Agreement after giving effect to this Fifteenth Amendment and (v) the Amendment No. 15 Effective Date shall constitute the “Amendment No. 15 Effective Date” under (and as defined in) the Credit Agreement.
(c)    The Credit Agreement and each of the other Loan Documents, as specifically amended by this Fifteenth Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all

Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Fifteenth Amendment.
(d)    The execution, delivery and effectiveness of this Fifteenth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(e)    Notwithstanding anything in the Credit Agreement to the contrary, the 2025 Refinancing Term Loans shall be funded as SOFR Rate Loans with an initial Interest Period of one month ending on September 5, 2025.
(f)    Each Converting Lender that executes and delivers a Refinancing Lender Consent electing the “Consent and Cashless Roll Option” shall be deemed to agree, upon the effectiveness of this Fifteenth Amendment on the Amendment No. 15 Effective Date that (i) all (or such lesser amount as the Administrative Agent may allocate to such Lender) of its Existing Term Loans shall constitute 2025 Refinancing Term Loans under the Credit Agreement (each such 2025 Refinancing Term Loan, to such extent, a “Cashless Converting Loan”) and (ii) it waives any right to receive its share of the prepayment of Existing Term Loans referred to in Section 2(j), solely to the extent of such Cashless Converting Loans.
(g)     Each existing Term Lender that executes and delivers a Refinancing Lender Consent electing the “Consent and Assignment Option” shall be repaid in full (or such lesser amount as the Administrative Agent may allocate to such Term Lender) on the Amendment No. 15 Effective Date, including for all accrued and unpaid interest, fees, expenses and other compensation owed to such Term Lender and due and payable by the Borrower pursuant to the Credit Agreement and this Fifteenth Amendment. Each such Term Lender agrees that it shall be deemed to have executed an Assignment and Assumption pursuant to Section 10.07 of the Credit Agreement on the Amendment No. 15 Effective Date and to have purchased a principal amount of 2025 Refinancing Term Loans in an amount equal to the principal amount of such repayment (or such lesser amount as the Administrative Agent may allocate to such Term Lender).
(h)    This Fifteenth Amendment may not be amended, modified or waived except pursuant to a writing signed by each of the parties hereto.
SECTION 7.    Exculpatory Provisions. Notwithstanding any other provision of this Fifteenth Amendment or any provision of any other Loan Document, each 2025 Refinancing Term Loan Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Fifteenth Amendment or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each 2025 Refinancing Term Loan Arranger shall be entitled to all rights in favor of an Arranger as, and to the extent, provided for under Sections 9.03, 10.05 and 10.23 of the Credit Agreement. Without limitation of the foregoing, each 2025 Refinancing Term Loan Arranger shall not, solely by reason of this Fifteenth Amendment or any other Loan Documents, have any fiduciary relationship in respect of any 2025 Refinancing Term Loan Lender or any other Person.
SECTION 8.    Governing Law. THIS FIFTEENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY).

SECTION 9.    Counterparts. This Fifteenth Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Fifteenth Amendment by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Fifteenth Amendment.
SECTION 10.    Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Fifteenth Amendment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Fifteenth Amendment as of the date first above written.
LIFE TIME, INC., as Borrower
By: /s/ Erik Weaver
Name: Erik Weaver
Title: Executive Vice President and Chief Financial Officer
LTF INTERMEDIATE HOLDINGS, INC., as
Holdings and Guarantor
By: /s/ Erik Weaver
Name: Erik Weaver
Title: Chief Financial Officer

[Signature Page to Life Time Fifteenth Amendment]

LTF CLUB OPERATIONS COMPANY, INC., as Guarantor,
By: /s/ Stuart McFarland
Name:    Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF OPERATIONS HOLDINGS, INC., as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF MANAGEMENT SERVICES, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF CONSTRUCTION COMPANY, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF RESTAURANT COMPANY, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
[Signature Page to Life Time Fifteenth Amendment]

LTF CLUB MANAGEMENT COMPANY, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF TRIATHLON SERIES, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
ATHLINKS, INC., as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF ARCHITECTURE, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF LEASE COMPANY, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
[Signature Page to Life Time Fifteenth Amendment]

LTF REAL ESTATE HOLDINGS, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF REAL ESTATE COMPANY, INC., as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF EDUCATIONAL PROGRAMS, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary
LTF GROUND LEASE COMPANY, LLC, as Guarantor,
By: /s/ Stuart McFarland
Name: Stuart McFarland
Title: Vice President, Senior Associate General Counsel and Assistant Secretary

[Signature Page to Life Time Fifteenth Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and 2025 Refinancing Term Loan Lender

By: /s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By: /s/ Suzan Onal
Name: Suzan Onal
Title: Vice President

[Signature Page to Life Time Fifteenth Amendment]

SCHEDULE A
2025 REFINANCING TERM LOAN COMMITMENT SCHEDULE
(represents Term Loans of Lenders who are not Converting Lenders)

2025 Refinancing Term Loan Lender	2025 Refinancing Term Loan Commitment
DEUTSCHE BANK AG NEW YORK BRANCH	$205,528,469.96
Total	$205,528,469.96

ANNEX I
REFINANCING LENDER CONSENT
REFINANCING LENDER CONSENT (this “Refinancing Lender Consent”) to the Fifteenth Amendment dated as of August 18, 2025 (the “Fifteenth Amendment”) to the Credit Agreement dated as of June 10, 2015 (as amended by that certain Technical Amendment No. 1, dated as of July 21, 2015, that certain Technical Amendment. No. 2, dated as of September 14, 2015, that certain Third Amendment to the Credit Agreement, dated as of June 9, 2016, that certain Fourth Amendment to the Credit Agreement, dated as of January 27, 2017, that certain Fifth Amendment to the Credit Agreement, dated as of November 15, 2017, that certain Sixth Amendment to the Credit Agreement, dated as of November 29, 2017, that certain Seventh Amendment to the Credit Agreement, dated as of March 22, 2018, that certain Eighth Amendment to the Credit Agreement, dated as of January 22, 2021, that certain Ninth Amendment to the Credit Agreement, dated as of December 2, 2021, that certain Tenth Amendment to the Credit Agreement, dated as of May 9, 2023, that certain Eleventh Amendment to the Credit Agreement, dated as of December 6, 2023, that certain Twelfth Amendment to the Credit Agreement, dated as of June 27, 2024, that certain Thirteenth Amendment to the Credit Agreement, dated as of September 20, 2024, and that certain Fourteenth Amendment to the Credit Agreement, dated as of November 5, 2024, the “Credit Agreement”), among LTF Intermediate Holdings, Inc., a Delaware corporation, Life Time, Inc. (formerly known as Life Time Fitness, Inc.), a Minnesota corporation and successor in interest to LTF Merger Sub, Inc., as Borrower (the “Borrower”), the Subsidiary Guarantors party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the Lenders and other parties from time to time party thereto.
Capitalized terms used in this Refinancing Lender Consent but not defined in this Refinancing Lender Consent have the meanings assigned to such terms in the Credit Agreement; capitalized terms used in this Refinancing Lender Consent but not defined in the Credit Agreement have the meanings assigned to such terms in the Fifteenth Amendment.

Existing Term Lenders

The undersigned existing Term Lender hereby irrevocably and unconditionally approves the Fifteenth Amendment and consents as follows (check ONE option):
Consent and Cashless Roll Option
☐    to convert 100% of the outstanding principal amount of the Existing Term Loans under the Credit Agreement held by such Lender (or such lesser amount allocated to such Lender by the Administrative Agent) into 2025 Refinancing Term Loans in a like principal amount. In the event a lesser amount is allocated, the difference between the current amount and the allocated amount will be prepaid on the Amendment No. 15 Effective Date.
Consent and Assignment Option
☐    to have 100% of the outstanding principal amount of the Existing Term Loans under the Credit Agreement held by such Lender prepaid on the Amendment No. 15 Effective Date and purchase by assignment the principal amount of 2025 Refinancing Term Loans committed to separately by the undersigned (or such lesser amount allocated to such Lender by the Administrative Agent).

Refinancing Lender Consent

    IN WITNESS WHEREOF, the undersigned has caused this Refinancing Lender Consent to the Fifteenth Amendment to be executed and delivered by a duly authorized officer as of the date first written above.

____(type name of the legal entity)______,
as a Lender
By:
Name:
Title:
If a second signature is necessary:
By:
Name:
Title:

[Signature page to Refinancing Lender Consent – LTF Fifteenth Amendment]

ANNEX II

AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Conformed Credit Agreement follow]

Execution Version
(conformed to (i) Technical Amendment No. 1,
dated as of July 21, 2015, (ii) Technical Amendment No. 2,
dated as of September 14, 2015, (iii) Third Amendment
to the Credit Agreement, dated as of June 9, 2016, (iv) Fourth Amendment to the Credit Agreement, dated as of January 27, 2017, (v) Fifth Amendment to the Credit Agreement, dated as of November 15, 2017, (vi) Sixth Amendment to the Credit Agreement, dated as of November 29, 2017, (vii) Seventh Amendment to the Credit Agreement, dated as of March 22, 2018, (viii) Eighth Amendment to the Credit Agreement, dated as of January 22, 2021, (ix) Ninth Amendment to the Credit Agreement, dated as of December 2, 2021), (x) Tenth Amendment to Credit Agreement, dated as of May 9, 2023, (xi) Eleventh Amendment to Credit Agreement, dated as of December 6, 2023, (xii) Twelfth Amendment to Credit Agreement, dated as of June 27, 2024, (xiii) Thirteenth Amendment to Credit Agreement, dated as of September 20, 2024, ~~and~~ (xiv) Fourteenth Amendment to Credit Agreement, dated as of November 5, 2024~~)~~ and (xv) Fifteenth Amendment to Credit Agreement, dated as of August 18, 2025)
Published CUSIP Numbers:
DEAL CUSIP: 50218KAA6
REVOLVER (2024) CUSIP: ~~[_______]~~50218KAL2
TERM FACILITY CUSIP: ~~50218KAM0~~50218KAN8
CREDIT AGREEMENT
Dated as of June 10, 2015
among
LTF INTERMEDIATE HOLDINGS, INC.,
as Holdings,
LTF MERGER SUB, INC.,
as Initial Borrower,
U.S. BANK NATIONAL ASSOCIATION
as Issuing Bank and Swing Line Lender,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,
and
THE OTHER LENDERS PARTY HERETO
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA,
BANK OF AMERICA, N.A.,
MIZUHO BANK, LTD.,
MORGAN STANLEY SENIOR FUNDING, INC.,
U.S. BANK NATIONAL ASSOCIATION,

“2021 Refinancing Term Loan Commitment” means, for any 2021 Refinancing Term Lender, the amount set forth opposite such 2021 Refinancing Term Lender’s name on Schedule A to Amendment No. 8. The initial aggregate amount of the 2021 Refinancing Term Loan Commitments is $850,000,000.
“2021 Senior Notes” means the $475.0 million 8.00% senior unsecured notes of the Borrower due 2026.
“2021 Senior Notes Indenture” means the Indenture for the 2021 Senior Notes, dated as of February 5, 2021, between the Borrower and Wilmington Savings Fund Society FSB, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.
“2023 Refinancing Term Lender” means, at any time, each Lender with a 2023 Refinancing Term Loan Commitment or, after the 2023 Refinancing Term Loans are made or issued, holding a 2023 Refinancing Term Loan at such time.
“2023 Refinancing Term Loan” means the “2023 Term Loans” as defined in, and made and/or converted in accordance with Amendment No. 10.
“2023 Refinancing Term Loan Commitment” means, for any 2023 Refinancing Term Lender, the amount of such 2023 Refinancing Term Lender’s commitments to provide 2023 Refinancing Term Loans pursuant to Amendment No. 10. The initial aggregate amount of the 2023 Refinancing Term Loan Commitments is $310,000,000.
“2024 Initial Revolving Commitment” means, as to each 2024 Initial Revolving Lender, its obligation to (1) make Revolving Loans under the 2024 Initial Revolving Facility to the Borrower pursuant to Section 2.01(2) and (2) purchase participations in L/C Obligations in respect of Letters of Credit and purchase participations in Swing Line Loans, in each case, in the amount set forth opposite such 2024 Initial Revolving Lender’s name on Schedule A to Amendment No. 13.
“2024 Initial Revolving Facility” means the Revolving Facility made available by the 2024 Initial Revolving Lenders as of the Amendment No. 13 Effective Date.
“2024 Initial Revolving Lender” means, at any time, any Lender that has a 2024 Initial Revolving Commitment at such time.
“2024 Initial Revolving Loans” means the Loans made available under the 2024 Initial Revolving Facility.
“2024 New Term Lender” means, at any time, each Lender with a 2024 New Term Loan Commitment or, after the 2024 New Term Loans are made or issued, holding a 2024 New Term Loan at such time.
“2024 New Term Loan” means the “2024 New Term Loans” as defined in and made in accordance with Amendment No. 14.
“2024 New Term Loan Commitment” means, for any 2024 New Term Lender, the amount of such 2024 New Term Lender’s commitments to provide 2024 New Term Loans pursuant to Amendment No. 14. As of the Amendment No. 14 Effective Date, the aggregate amount of the 2024 New Term Loan Commitments is $1,000,000,000.
“2025 Refinancing Term Lender” means, at any time, each Lender with a 2025 Refinancing Term Loan Commitment or, after the 2025 Refinancing Term Loans are made or issued, holding a 2025 Refinancing Term Loan at such time.
“2025 Refinancing Term Loan” means the “2025 Refinancing Term Loans” as defined in, and made and/or converted in accordance with Amendment No. 15.

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“2025 Refinancing Term Loan Commitment” means, for any 2025 Refinancing Term Lender, the amount of such 2025 Refinancing Term Lender’s commitments to provide 2025 Refinancing Term Loans pursuant to Amendment No. 15. The initial aggregate amount of the 2025 Refinancing Term Loan Commitments is $995,000,000.
“2024 Secured Notes” means the $500,000,000 6.000% senior secured notes of the Borrower due 2031.
“2024 Secured Notes Indenture” means the Indenture for the 2024 Secured Notes, dated as of Amendment No. 14 Effective Date, between the Borrower and Wilmington Savings Fund Society FSB, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.
“2024 Secured Notes Collateral Agent” means Wilmington Savings Fund Society FSB as collateral agent under the 2024 Secured Notes Indenture, together with its successors and assigns.
“Acceptable Discount” has the meaning specified in Section 2.05(1)(e)(D)(2).
“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(3).
“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M.
“Acceptance Date” has the meaning specified in Section 2.05(1)(e)(D)(2).
“Acquired Company” has the meaning specified in the preliminary statements of this Agreement.
“Acquired Indebtedness” means, with respect to any specified Person,
(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14, (b) Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent, the Swing Line Lender or the Issuing Bank(s) (such approval not to be unreasonably withheld, conditioned or delayed), in each case solely to the extent that any such consent would be required from the Administrative Agent, the Swing Line Lender or the Issuing Lender(s) under Section 10.07(b)(iii) for an assignment of Loans to such Additional Lender.
“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

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“Amendment No. 15” means the Amendment to this Agreement dated as of August 18, 2025 among the Borrower, the Subsidiary Guarantors party thereto, the 2025 Refinancing Term Lenders party thereto and the Administrative Agent.
“Amendment No. 15 Effective Date” means August 18, 2025.
“Annual Financial Statements” means the audited consolidated balance sheets of the Acquired Company as of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Acquired Company for the fiscal years then ended.
“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(C)(2).
“Applicable Rate” means a percentage per annum equal to:
~~(a)    with respect to 2024 New Term Loans, the following percentages per annum, based upon the Borrower’s public corporate family rating with any two of Moody’s, S&P and Fitch. Any increase or decrease in the Applicable Rate resulting from a change in public corporate family ratings shall become effective as of the first Business Day immediately following the applicable ratings change.~~

~~Pricing Level~~	~~Public Corporate Family Rating~~	~~Term SOFR~~	~~Base Rate~~
~~1~~	~~Otherwise~~	~~2.50%~~	~~1.50%~~
~~2~~	~~At least Ba3, BB- and/or BB- from any two of Moody’s, S&P and Fitch, respectively~~	~~2.25%~~	~~1.25%~~
(a)    with respect to 2025 Refinancing Term Loans, (i) 2.00% for SOFR Loans and (ii) 1.00% for Base Rate Loans.
(b)    with respect to Revolving Loans and unused Revolving Commitments under the 2024 Initial Revolving Facility and Letter of Credit fees for 2024 Initial Revolving Lenders (i) until delivery of financial statements for the first full fiscal quarter ending after the Amendment No. 13 Effective Date pursuant to Section 6.01, (A) 2.50% for SOFR Loans, CORRA Loans and Letter of Credit fees, (B) 1.50% for Base Rate Loans and (C) 0.25% Commitment Fee Rate for unused Revolving Commitments and (ii) thereafter, the following percentages per annum, based upon (1) the First Lien Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1) and (2) the Borrower’s public corporate family rating with any two of Moody’s, S&P and Fitch:

Pricing Level	First Lien Net Leverage Ratio and Public Corporate Family Ratings	Term SOFR, Term CORRA and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	> 2.25 to 1.00 and Otherwise	2.50%	1.50%	0.250%
2	> 2.25 to 1.00 and At least Ba3 or BB- from any two of Moody’s, S&P and Fitch	2.25%	1.25%	0.250%
3	≤ 2.25 to 1.00 and Otherwise	2.25%	1.25%	0.250%
	≤ 2.25 to 1.00 and At least Ba3 or BB- from any two of Moody’s, S&P and Fitch	2.00%	1.00%	0.250%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a

Compliance Certificate is delivered pursuant to Section 6.02(1) and any change in the Applicable Rate resulting from a change in public corporate family ratings shall become effective as of the first Business Day immediately following the applicable ratings change; provided that (x) “Pricing Level 2” (as set forth above) (at any time the Borrower’s public corporate family rating is at least Ba3 or BB- from any two of Moody’s, S&P and Fitch) or “Pricing Level 1” (as set forth above) (at any time the Borrower’s public corporate family rating is otherwise) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) “Pricing Level 1” shall apply at the option of the Administrative Agent or the Required Revolving Lenders under the Closing Date Revolving Facility, the first Business Day after an Event of Default under Section 8.01(1) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary set forth herein, the provisions of this clause (b) may be amended or waived with the consent of only the Borrower and the Required Revolving Lenders.
(c)    with respect to any Term Loans (other than Closing Date Term Loans, including 2025 Refinancing Term Loans), as specified in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.
“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $2,500,000,000.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the relevant Revolving Lenders.
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Arrangers” means DBSI, Goldman Sachs, Jefferies, Mizuho, BMOC, RBCCM, US Bank, Macquarie Capital and Nomura, each in its capacity as a joint lead arranger under this Agreement.
“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or
(2)    the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, and the Closing Date Term Loans are made to the Borrower pursuant to Section 2.01(1)(a), which date was June 10, 2015.
“Closing Date Loans” means the Closing Date Term Loans and any Closing Date Revolving Borrowing.
“Closing Date Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Transaction Agreement.
“Closing Date Refinancing” means the repayment of all Indebtedness of the Acquired Company and its Subsidiaries with respect to which the Transaction Agreement requires the delivery of a payoff letter.
“Closing Date Revolving Borrowing” means a borrowing of Revolving Loans on the Closing Date, not to exceed the amount(s) (i) to pay Transaction Expenses in an amount not to exceed $20.0 million, plus (ii) for working capital purposes, plus (iii) to fund any original issue discount or upfront fees in connection with the Transactions resulting from the exercise of any “market flex” pursuant to the Fee Letter; provided that Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from an existing issuer of letters of credit outstanding on the Closing Date agreeing to become an Issuing Bank under this Agreement).
“Closing Date Revolving Facility” means from and after the Amendment No. 13 Effective Date, the 2024 Initial Revolving Facility.
“Closing Date Term Loan Commitment” means, as to each Term Lender, its obligation to make a Closing Date Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Lender’s name under on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.14, 2.15 or 2.16). The initial aggregate amount of the Closing Date Term Loan Commitments as of June 10, 2015 was $1,250.00 million.
“Closing Date Term Loans” means the Term Loans made by the Lenders on the Closing Date pursuant to Section 2.01(1)(a), pursuant to Amendment No. 4, pursuant to Amendment No. 5, pursuant to Amendment No. 8, pursuant to Amendment No. 10, pursuant to Amendment No. 11, ~~or~~ pursuant to Amendment No. 14, or pursuant to Amendment No. 15, as applicable. For the avoidance of doubt the ~~2024 New~~2025 Refinancing Term Loans shall constitute Closing Date Term Loans.
“Co-Investors” means any of (a) the assignees, if any, of the equity commitments of any Investor who become holders of Equity Interests in Holdings (or any Parent Company) on the Closing Date in connection with the Merger and (b) the transferees, if any, that acquire, within ninety (90) days of the Closing Date, any Equity Interests in Holdings (or any Parent Company) held by any Investor as of the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and the Mortgaged Properties, if any.
“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(1)    the Collateral Agent (or a Mortgage Collateral Trustee, if applicable) shall have received each Collateral Document required to be delivered (a) on the Closing Date pursuant to Section 4.01(1)(c) or

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.05(1)(e)(A).
“disposition” has the meaning set forth in the definition of “Asset Sale”.
“Disqualified Institution” means (a) any competitor (or Affiliate of any competitor (other than a bona fide debt Fund) of the Borrower or its Subsidiaries (including for purposes of this definition Life Time and its Subsidiaries) identified by or on behalf of the Borrower to (i) the Arrangers on or prior to the Closing Date or (ii) the Administrative Agent from time to time after the Closing Date, (b) those particular banks, financial institutions, other institutional lenders and other Persons identified by the Borrower to the Arrangers prior to the Amendment No. 13 Effective Date (or, with respect to the 2025 Refinancing Term Loans, prior to August 18, 2025) or after such date with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and (c) any Affiliate of the entities described in the preceding clauses (i) or (ii) that are either reasonably identifiable as such on the basis of their name or are identified as such in writing by the Borrower to (i) the Arrangers on or prior to the Closing Date or (ii) the Administrative Agent from time to time after the Closing Date; provided that any Person that is a Lender and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Institution hereunder. The identity of Disqualified Institutions will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon request therefor.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated; provided that if such Capital Stock is issued pursuant to any plan for the benefit of, future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company, or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock.
“Dollar” and “$” mean lawful money of the United States.

Section 2.05(2)(a) (which amounts shall not affect the calculation of Excess Cash Flow in any future period).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Rate” means on any day with respect to any Alternative Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.
“Excluded Assets” has the meaning given to such term in the Security Agreement.
“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from:
(1)    contributions to its common equity capital;
(2)    dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and
(3)    the sale (other than to a Restricted Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;
in each case, other than an exercise of the cure right set forth in Section 8.04, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (3) of Section 7.05(a).
“Excluded Incremental Facility” means any Incremental Term Facility or Permitted Incremental Equivalent Debt that (1) is not a Comparable Financing or (2) is a Comparable Financing and (A) is incurred in connection with a Permitted Acquisition or similar Investment not prohibited by the Credit Agreement, (B) has a scheduled maturity date more than one year after the Latest Maturity Date of the ~~2024 New~~2025 Refinancing Term ~~Loan Facility~~Loans at the time of incurrence thereof, (C) is in the form of a Customary Bridge Facility or (D) is in an original aggregate principal amount not to exceed the greater of (1) $300.0 million and (2) 50% of Borrower’s Run-Rate Adjusted EBITDA for the most recently ended Test Period.
“Excluded Proceeds” means, with respect to any Asset Sale or Casualty Event, the sum of (1) any Net Proceeds therefrom that are not, at the time of realization or receipt thereof, required to be applied to prepay Term Loans pursuant to Section 2.05(2)(b) as a result of the Disposition Percentage being less than 100%, (2) any Net Proceeds therefrom that constitute Declined Proceeds and (3) any Net Proceeds therefrom that otherwise are waived by the Required Facility Lenders from the requirement to be applied to prepay the applicable Term Loans pursuant to Section 2.05(2)(b).
“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them:

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.
“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.
“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period that is secured by a Lien that is pari passu in priority with the Liens securing the Obligations, minus, the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Borrower as of such date, excluding cash and Cash Equivalents that are listed as “Restricted” on such balance sheet to (b) Run-Rate Adjusted EBITDA of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.
“Fitch” means Fitch Ratings, Inc., and any successor thereto.
“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Run-Rate Adjusted EBITDA of the Borrower for such Test Period to (2) Fixed Charges of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.
“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:
(1)    Consolidated Interest Expense of such Person for such period;
(2)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(3)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
“Fixed Incremental Amount” has the meaning specified in the definition of “Permitted Incremental Amount”.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
“floor” means, with respect to any reference rate of interest, any fixed minimum amount specified for such rate.
“Floor” means, (a) with respect to the ~~2024 New~~2025 Refinancing Term Loans, 0.00% per annum, (b) all other Term Loans unless an alternate Floor is specifically noted in the documentation with respect to such other Term Loans or such documentation with respect to such other Term Loans specifically provides that there will be no benchmark rate floor, 0.50% per annum, and (c) with respect to all Revolving Loans, 0.00% per annum.
“Foreign Asset Sale” has the meaning specified in Section 2.05(2)(h).
“Foreign Casualty Event” has the meaning specified in Section 2.05(2)(h).

Instruments) where the Lender is exposed to the credit risk of the Loan Parties) from any short positions (i.e., a position as described above, but where the Lender has a negative exposure to the credit risk described above). For purposes of determining whether a Lender has a Net Short Position on any date of determination:
(a)    Derivative Instruments shall be counted at the notional amount (in Dollars) of such Derivative Instrument; provided that, subject to clause (e) below, the notional amount of Derivative Instruments referencing an index that includes any of the Loan Parties or any bond or loan obligation issued or guaranteed by any Loan Party shall be determined in proportionate amount and by reference to the percentage weighting of the component which references any Loan Party or any bond or loan obligation issued or guaranteed by any Loan Party that would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties;
(b)    notional amounts of Derivative Instruments in other currencies shall be converted to the Dollar equivalent thereof by such Lender in accordance with the terms of such Derivative Instruments, as applicable; provided that if not otherwise provided in such Derivative Instrument, such conversion shall be made in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate determined (on a mid-market basis) by such Lender, acting in a commercially reasonable manner, on the date of determination;
(c)    Derivative Instruments that incorporate either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions, in each case as supplemented (or any successor definitions thereto, collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans if such Lender is a protection buyer or the equivalent thereof for such Derivative Instrument and (A) the Loans are a ‘Reference Obligation’ under the terms of such Derivative Instrument (whether specified by name in the related documentation, included as a ‘Standard Reference Obligation’ on the most recent list published by Markit, if ‘Standard Reference Obligation’ is specified as applicable in the relevant documentation or in any other manner) or (B) the Loans would be a ‘Deliverable Obligation’ or an ‘Obligation’ (as defined in the ISDA CDS Definitions) of the Loan Parties under the terms of such Derivative Instrument;
(d)    credit derivative transactions or other Derivative Instruments which do not incorporate the ISDA CDS Definitions shall be counted for purposes of the Net Short Position determination if, with respect to the Loans, such transactions are functionally equivalent to a transaction that offers such Lender protection in respect of the Loans; and
(e)    Derivative Instruments in respect of an index that includes any of the Loan Parties or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position, so long as (A) such index is not created, designed, administered or requested by such Lender and (B) the Loan Parties, and any Deliverable Obligation of the Loan Parties, collectively, shall represent less than 5.0% of the components of such index.
“Net Short Representation” means, with respect to any Lender (other than a Regulated Bank) at any time, a representation (including any deemed representation, as the case may be) from such Lender to the Borrower that it is not (x) a Net Short Lender at such time or (y) knowingly and intentionally acting in concert with any of its Affiliates for the express purpose of creating (and in fact creating) the same economic effect with respect to the Loan Parties as though such Lender were a Net Short Lender at such time.
“New 2023 Refinancing Term Lender” means, at any time, each Lender with a New 2023 Refinancing Term Loan Commitment or, after the New 2023 Refinancing Term Loans are made or issued, holding a New 2023 Refinancing Term Loan at such time.
“New 2023 Refinancing Term Loan” means the “New 2023 Refinancing Term Loans” as defined in, and made and/or converted in accordance with Amendment No. 11.

“Rejection Notice” has the meaning specified in Section 2.05(2)(g).
“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.
“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Related Person” means, with respect to any Person, (a) any Affiliate of such Person and (b) the respective directors, officers, employees, agents and other representatives of such Person or any of its Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.
“Relevant Governmental Body” means (a) with respect to any Loans denominated in Dollars, the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to any Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or any successor thereto.
“Replaced Loans” has the meaning specified in Section 10.01.
“Replacement Loans” has the meaning specified in Section 10.01.
“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Repricing Transaction” means (1) the incurrence by the Borrower of any Indebtedness (including any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the ~~2024 New~~2025 Refinancing Term Loans into a new tranche of replacement Term Loans under this Agreement) (a) having an All-In Yield that is less than the All-In Yield applicable to the ~~2024 New~~2025 Refinancing Term Loans of the respective Type and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the ~~2024 New~~2025 Refinancing Term Loans or (2) any effective reduction in the All-In Yield applicable to the ~~2024 New~~2025 Refinancing Term Loans (e.g., by way of amendment, waiver or otherwise); provided that a Repricing Transaction shall not include (i) any event described in clause (1) or (2) above that is not consummated for the primary purpose of lowering the All-In Yield applicable to the ~~2024 New~~2025 Refinancing Term Loans (as determined in good faith by the Borrower), including any such event consummated in connection with a Change of Control, Qualifying IPO or Enterprise Transformative Event or (ii) any Sale-Leaseback Transaction.

ARTICLE II
The Commitments and Borrowings
SECTION 2.01    The Loans.
(1)    Term Borrowings. Subject to (a) the terms and conditions set forth in Section 4.01 hereof, each Term Lender severally agrees to make to the Borrower on the Closing Date one or more Closing Date Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Closing Date Term Commitment on the Closing Date, (b) the terms and conditions set forth in Amendment No. 8, each Term Lender severally agrees to make to the Borrower on the Amendment No. 8 Effective Date one or more 2021 Refinancing Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s 2021 Refinancing Term Loan Commitment on the Amendment No. 8 Effective Date, (c) the terms and conditions set forth in Amendment No. 11, each Term Lender severally agrees to make to the Borrower on the Amendment No. 11 Effective Date one or more New 2023 Refinancing Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s New 2023 Refinancing Term Loan Commitment on the Amendment No. 11 Effective Date, ~~and~~ (d) the terms and conditions set forth in Amendment No. 14, each Term Lender severally agrees to make to the Borrower on the Amendment No. 14 Effective Date one or more 2024 New Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s 2024 New Term Loan Commitment on the Amendment No. 14 Effective Date, and (e) the terms and conditions set forth in Amendment No. 15, each Term Lender severally agrees to make to the Borrower on the Amendment No. 15 Effective Date one or more 2025 Refinancing Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s 2025 Refinancing Term Loan Commitment on the Amendment No. 15 Effective Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. The Closing Date Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
(2)    Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans denominated in Dollars or one or more Alternative Currencies pursuant to Section 2.02 from its applicable Lending Office (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the period, with respect to each Class of the Revolving Facility, from in the case of the 2024 Initial Revolving Facility, the Amendment No. 13 Effective Date, and in each case, until the Maturity Date with respect to such Class of the Revolving Facility, in an aggregate principal Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment under the applicable Class of the Revolving Facility; provided that after giving effect to any Revolving Borrowing, (a) the Total 2024 Initial Revolving Outstandings shall not exceed the aggregate 2024 Initial Revolving Commitments (b) the aggregate principal Dollar Amount of Total Revolving Outstandings denominated in Canadian Dollars will not exceed $35.0 million and (c) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus, in the case of each Lender other than the Swing Line Lender, such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(2), prepay under Section 2.05 and reborrow under this Section 2.01(2). Revolving Loans may be Base Rate Loans, SOFR Loans or CORRA Loans, as further provided herein. For the avoidance of doubt, the parties hereto agree that each Revolving Borrowing (including Revolving Borrowings pursuant to Section 2.04(3)) shall be made on a ratable basis among all Classes of Revolving Commitments then in effect.
SECTION 2.02    Borrowings, Conversions and Continuations of Loans.
(1)    Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of SOFR Loans and CORRA Loans shall be made upon the Borrower’s irrevocable notice, on behalf of the Borrower, to the Administrative Agent (provided that the notice in respect of the initial Credit Extension, or in connection with any Permitted Acquisition or other transaction permitted under this Agreement, may be conditioned on the closing of the Merger or such Permitted Acquisition or other transaction, as applicable), which may be given by telephone. Each such notice must be received by the

(c)    the Borrower shall not terminate or reduce the 2024 Initial Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total 2024 Initial Revolving Outstandings would exceed the 2024 Initial Revolving Facility; and
(d)    if, after giving effect to any reduction of the Commitments, the L/C Sublimit or Swing Line Sublimit exceeds the amount of the Revolving Facility, such sublimit shall be automatically reduced by the amount of such excess.
Except as provided above, the amount of any such Revolving Commitment reduction shall not be applied to the L/C Sublimit or Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.
(2)    Mandatory. Each of (i) the Closing Date Term Commitment of each Term Lender on the Closing Date, (ii) the 2021 Refinancing Term Loan Commitment of each 2021 Refinancing Term Lender on the Amendment No. 8 Effective Date, (iii) the New 2023 Refinancing Term Loan Commitment of each New 2023 Refinancing Term Lender on the Amendment No. 11 Effective Date ~~and~~, (iv) the 2024 New Term Loan Commitment of each 2024 New Term Lender on the Amendment No. 14 Effective Date and (v) the 2025 Refinancing Term Loan Commitment of each 2025 Refinancing Term Lender on the Amendment No. 15 Effective Date, shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Term Loans, 2021 Refinancing Term Loans, New 2023 Refinancing Term Loans ~~or~~, 2024 New Term Loans or 2025 Refinancing Term Loans, respectively, to the Borrower pursuant to Section 2.01(1). The Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the Maturity Date for the applicable Class of the Revolving Facility.
(3)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit, Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). Any commitment fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.
SECTION 2.07    Repayment of Loans.
(1)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders as follows:
(a)    on the ~~last~~fifth calendar day (or the immediately succeeding Business Day ~~of each March, June, September and December~~if such fifth calendar day is not a Business Day) of each of January, April, July and October (commencing with the first ~~full fiscal quarter ending~~such date after the Amendment No. ~~14~~15 Effective Date), an aggregate principal amount equal to 0.25% of the aggregate principal amount of the ~~New 2024~~2025 Refinancing Term Loans outstanding on the Amendment No. ~~14~~15 Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); and
(b)    on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date. In connection with any Incremental Term Loans that constitute part of the same Class as the 2021 Refinancing Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding 2021 Refinancing Term Loans comprising part of such Class continue to receive a payment that is not less than the same dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans. In connection with any Incremental Term Loans that constitute part of the same Class as the New 2023 Refinancing Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding New 2023 Refinancing Term Loans comprising part of such Class continue to receive a payment that is not less than the same dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans. In connection with any Incremental Term Loans that constitute part of the same Class as the ~~2024 New~~2025 Refinancing Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding ~~2024 New~~2025 Refinancing Term Loans comprising part of such Class continue to receive a payment that is not less than the same dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans.
(2)    Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Class of the Revolving Facility the aggregate principal amount of all Revolving Loans under such Class of the Revolving Facility outstanding on such date.
(3)    Swing Line Loans. The Borrower shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (a) the date selected by Swing Line Lender and (b) the Maturity Date for the applicable Revolving Facility.
SECTION 2.08    Interest.
(1)    Subject to the provisions of Section 2.08(2), (a) each SOFR Loan and CORRA Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR or Adjusted Term CORRA for such Interest Period, respectively, plus the Applicable Rate, (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate and (c) each Swing Line Loan shall bear interest as provided in Section 2.04(1).
(2)    During the continuance of a Default under Section 8.01(1), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(3)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
SECTION 2.09    Fees.
(1)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender under each Class of the Revolving Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the applicable Commitment Fee Rate with respect to such Class of the Revolving Facility times the actual daily amount by which the aggregate Revolving Commitment for the applicable Class of the Revolving Facility exceeds the sum of (a) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding any Swing Line Loans) for such Class of the Revolving Facility and (b) the Outstanding Amount of L/C Obligations for such Revolving Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Class of the Revolving Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments under any Class of the Revolving Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Class of the Revolving Facility shall accrue at all times from the Closing Date until the Maturity Date for the provided that this clause (b) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;
(c)    such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Term Loans (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Loans; provided that this clause (c) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception; and
(d)    except as otherwise set forth herein, all other terms of any (i) Term Loan Increase or a Revolving Commitment Increase will be on terms and pursuant to documentation applicable to the Class of Term Loans or Revolving Commitments, as applicable, being increased by such Term Loan Increase or Revolving Commitment Increase, as applicable, and (ii) Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the providers of such Incremental Facility, provided that, in each case, the operational and agency provisions contained in such documentation shall be reasonably satisfactory to the Administrative Agent
(8)    Pricing. The interest rate, fees, and original issue discount for any Incremental Facilities will be as determined by the Borrower and the Persons providing such Incremental Facilities; provided that, prior to the one year anniversary of the Amendment No. 14 Effective Date, if and as long as any ~~2024 New~~2025 Refinancing Term Loans remain outstanding, in the event that the All-In Yield applicable to any Incremental Term Loans (other than an Excluded Incremental Facility) exceeds the All-In Yield of any ~~2024 New~~2025 Refinancing Term Loans by more than 50 basis points, then the interest rate margins for such ~~2024 New~~2025 Refinancing Term Loans shall be increased to the extent necessary so that the All-In Yield of such ~~2024 New~~2025 Refinancing Term Loans is equal to the All-In Yield of such Incremental Term Loans minus 50 basis points; provided further that any increase in All-In Yield of the ~~2024 New~~2025 Refinancing Term Loans due to the increase in a Term SOFR or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in any Term SOFR or Base Rate floor applicable to such Term Loans.
(9)    Reallocation of Revolving Exposure. Upon each Revolving Commitment Increase pursuant to this Section 2.14,
(a)    each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swing Line Loans held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments; and
(b)    if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05.
(10)    The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.18    Loan Repricing Protection. In the event that on or prior to the six-month anniversary of the Amendment No. ~~14~~15 Effective Date, the Borrower (a) makes any prepayment of Closing Date Term Loans in connection with any Repricing Transaction or (b) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (a), a prepayment premium of 1.00% of the aggregate principal amount of the Closing Date Term Loans being prepaid and (ii) in the case of clause (b), a payment equal to 1.00% of the aggregate principal amount of the applicable Closing Date Term Loans outstanding immediately prior to such amendment that is subject to such Repricing Transaction.
ARTICLE III
Taxes, Increased Costs Protection and Illegality
SECTION 3.01    Taxes.
(1)    Except as required by applicable Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.
(2)    If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents:
(a)    the applicable Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it;
(b)    the applicable Loan Party or other applicable withholding agent shall be entitled to make such deduction or withholding and shall pay any amounts deducted or withheld to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);
(c)    if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and
(d)    within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(1)    The proceeds of the Closing Date Term Loans (other than the New 2023 Refinancing Term Loans ~~and~~, the New 2024 Term Loans and the 2025 Refinancing Term Loans) and Closing Date Revolving Borrowings, together with the proceeds of the Equity Contribution and the Senior Notes, will be used on the Closing Date to (a) repay Indebtedness incurred under the Existing Credit Agreement and certain other Indebtedness, in each case together with any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto, (b) pay (i) any original issue discount or upfront fees in connection with the Transactions resulting from the exercise of any “market flex” pursuant to the Fee Letter, (ii) the Transaction Consideration and (iii) the Transaction Expenses and (c) to the extent any such proceeds remain after the foregoing uses, for general corporate purposes not prohibited by the terms of this Agreement.
(2)    The proceeds of the Revolving Loans and Swing Line Loans borrowed after the Closing Date will be used for working capital and other general corporate purposes, including the financing of transactions that are not prohibited by the terms of this Agreement (including Permitted Acquisitions and other investments permitted hereunder).
(3)    Letters of Credit will be used by the Borrower for general corporate purposes of the Borrower, Holdings and the Restricted Subsidiaries, including supporting transactions not prohibited by the Loan Documents.
(4)    The proceeds of the New 2024 Term Loans shall be used to (i) redeem, defease, satisfy and discharge or otherwise repay the Secured Notes and the 2021 Senior Notes, including by placing proceeds or cash equivalents in escrow pending any such redemption, defeaseance, satisfaction and discharge or other repayment, in each case, together with any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto, (ii) pay fees and expenses in connection with the transactions contemplated by Amendment No. 14 and (iii) to the extent any such proceeds remain after the foregoing uses, for general corporate purposes not prohibited by the terms of this Agreement.
SECTION 6.15    Maintenance of Ratings. Use commercially reasonable efforts to maintain (1) a public corporate credit rating or public corporate family rating, as applicable (but not any specific rating), from any two of S&P, Moody’s and Fitch, in each case in respect of the Borrower, and (2) a public rating (but not any specific rating) in respect of each Term Facility as of the Closing Date from any two of S&P, Moody’s and Fitch.
ARTICLE VII
Negative Covenants
So long as the Termination Conditions are not satisfied:
SECTION 7.01    Liens. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom.
The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.
SECTION 7.02    Indebtedness.
(a)    The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 10.28    Recognition of EU Bail-In.
(a)    Notwithstanding anything to the contrary in this Agreement, any Loan Document thereunder or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising in connection with any 2021 Refinancing Term Loans, New 2023 Refinancing Term Loans ~~or~~, 2024 New Term Loan or 2025 Refinancing Term Loans (or any Loan Document thereunder) contemplated by this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the Applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
(b)    As used in this Agreement, the following terms have the meanings specified below:
(i)    “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.